Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
BuzzFeed, Inc.
(Exact name of Registrant as Specified in its Charter)

Type 1—Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share, reserved for issuance pursuant to the BuzzFeed, Inc. 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	5,000,000 (2)	$2.15 (3)	$10,750,000	0.00015310	$1,645.83
Total Offering Amounts					$10,750,000		$1,645.83
Total Fee Offsets (4)							—
Net Fee Due							$1,645.83

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(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.0001 per share, of BuzzFeed, Inc. (the “Registrant”) that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) set forth herein as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Class A common stock, as applicable.
(2)Represents the additional 5,000,000 shares of Common Stock reserved and available for issuance under the 2021 Plan as of June 6, 2025.
(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Class A common stock as reported on The Nasdaq Capital Market on June 6, 2025.
(4)The Registrant does not have any fee offsets.